newsrelease
CTS CORPORATION  Elkhart, Indiana 46514
574-523-3800

July 23, 2012

FOR RELEASE:  Immediately

CTS ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS

Maintains 2012 Full-Year Adjusted Earnings Per Share Guidance

Elkhart, IN. . .CTS Corporation (NYSE: CTS) today announced second quarter 2012 revenues of $154.3 million, an increase of 5% from the same period last year and from the first quarter 2012. Second quarter 2012 net earnings were $3.3 million, or $0.10 per diluted share, compared to $4.1 million, or $0.12 per diluted share, in the same period last year. Included in the second quarter 2012 earnings were $0.08 per share of restructuring and related charges and included in the second quarter of 2011 were restructuring and legal charges of $0.02 per share. Excluding these items, adjusted second quarter 2012 earnings per share were up 29% at $0.18 compared to $0.14 in the same period last year.

Second Quarter Highlights
–
CTS initiated a $5 million restructuring plan with expected annual savings of approximately $6 million. This plan will reduce approximately 260 positions, or 6% of CTS’ global headcount, throughout Asia, Europe and North America. CTS recognized $3.8 million, or $0.08 per share, of this $5 million plan in the second quarter; the remaining $1.2 million charge is expected to be recognized in the second half of 2012.  The plan will further improve our cost structure and capacity utilization.

–
CTS’ EMS Thailand facility, which had been out of service since the October 2011 flood, is now fully operational with substantially all production having been transferred back to Thailand from the California EMS facilities. Second quarter 2012 earnings include insurance recoveries of $7.4 million and expenses and losses of approximately $5 million.  Year-to-date, flood-related reimbursements have exceeded costs by $1.5 million, due to timing.

–
CTS has incurred approximately $0.6 million of Takata patent litigation costs year-to-date, of which $0.2 million was incurred in the second quarter. In July, the courts sided with CTS’ interpretation of the patent claim.  The Company is proceeding with the next stage of litigation.

–
Non-cash pension expense was higher by approximately $1.2 million, or $0.02 per share, in the second quarter and $2.2 million, or $0.04 per share, year-to-date, compared to last year due to lower discount rates and asset returns.

–	CTS’ second quarter debt balance decreased $11.7 million from the first quarter driven by strong cash flow.
–	CTS’ new grill shutter actuator product was launched in May, one quarter earlier than originally planned.
–
Production on CTS’ major smart actuator program is expected to begin as scheduled in late fourth quarter. This program is slated for a North American medium-duty diesel engine application and is expected to add approximately $20 million in new revenues in 2013.

–
On June 4, CTS celebrated its 50th anniversary of trading on the New York Stock Exchange by visiting the NYSE trading floor and ringing the closing bell. This significant milestone honored  CTS’ rich tradition.

Second quarter 2012 Components and Sensors segment sales grew $8.8 million, or 13%, from the same period last year. This increase was driven primarily by higher automotive sensor and actuator sales of $7.0 million, or 17%, as Japanese automotive customers recovered from last year’s earthquake. Electronic component sales increased $1.8 million, or 7%, primarily from improved piezoceramic product demand, including HDD sales, and incremental sales from the Valpey-Fisher acquisition. EMS second quarter sales decreased $1.4 million, or 2%, year-over-year, primarily resulting from the continued impact of the Thailand flood, partially offset by new customer program ramps.

Second quarter cash flow from operations was $16.1 million, the highest level since the third quarter of 2009. Year-to-date cash flow from operations was $12.0 million, compared to $8.8 million in the same period 2011. Year-to-date capital expenditures were $6.9 million compared to $6.5 million last year.

During the second quarter of 2012, the Company repurchased approximately 300,400 shares for $2.9 million, at an average price of $9.68.  Year-to-date, the Company repurchased approximately 572,500 shares for $5.6 million, at an average price of $9.86.

Commenting on second quarter 2012 results, Vinod M. Khilnani, CTS Chairman and Chief Executive Officer, stated, “We were pleased with our second quarter performance, despite the global economic slowdown. We believe that continued progress on new product introductions and strong new business wins will allow the Company to drive double-digit growth in Components and Sensors going forward.”

As a result of lower than expected global economic growth, including negative economic growth in Europe and a stronger dollar, management is lowering its full-year 2012 sales guidance from a range of a 10% to 13% increase over 2011, to 4% to 7%. However, as a result of expected restructuring savings, management is maintaining its 2012 adjusted earnings guidance of $0.75 to $0.80 per share.

SEGMENT INFORMATION
($ in thousands)	Components and Sensors	EMS	Total
Second Quarter of 2012
Net sales to external customers	$76,823	$77,471	$154,294
Segment operating earnings before corporate and shared services charges	$8,398	$6,086	$14,484
Corporate and shared services charges	(3,034)	(1,906)	(4,940)
Segment operating earnings	$5,364	$4,180	$9,544
Expenses not allocated to business segments:
- Restructuring and related charges			(3,831)
Total operating earnings			$5,713

First Quarter of 2012
Net sales to external customers	$76,418	$70,551	$146,969
Segment operating earnings before corporate and shared services charges (1)	$7,344	$455	$7,799
Corporate and shared services charges	(4,324)	(1,543)	(5,867)
Segment operating earnings/(loss) (1)	$3,020	$(1,088)	$1,932

Second Quarter of 2011
Net sales to external customers	$68,037	$78,882	$146,919
Segment operating earnings before corporate and shared services charges	$8,846	$2,259	$11,105
Corporate and shared services charges	(3,995)	(1,889)	(5,884)
Segment operating earnings	$4,851	$370	$5,221
Expenses not allocated to business segments:
- Restructuring and related charges			(694)
Total operating earnings			$4,527

(1)	EMS includes $1,769 of insurance recovery for property damage related to the flood at CTS Thailand’s manufacturing facility.

Components & Sensors: Components and Sensors second quarter 2012 sales increased $8.8 million, or 13%, from the second quarter of 2011. Automotive sensor and actuator sales increased $7.0 million, or 17%, driven primarily by higher pedal module sales to Japanese OEMs.  Sales of electronic components increased $1.8 million, or 7%, from improved piezoceramic product demand, including HDD sales, and incremental sales from the acquisition. Despite the higher sales, segment operating earnings before corporate and shared services charges decreased $0.4 million from the same period last year primarily from higher pension expenses.

Components and Sensors second quarter 2012 sales were essentially flat from the first quarter of 2012.  Within Automotive sensor and actuator products, the new grill shutter actuator product was launched one quarter earlier, while products sold in the European market were negatively impacted by the weak European economy. Sales of electronic component products include a full quarter of sales from the acquisition. Segment operating earnings before corporate and shared services charges improved $1.1 million from the first quarter of 2012 primarily from lower research and development expenses and a customer prototype reimbursement.

EMS: EMS second quarter 2012 sales decreased $1.4 million, or 2%, from the second quarter of 2011, due primarily to the impact from the Thailand floods, partially offset by new customer program ramps. Sales decreased in defense and aerospace, communications and computer markets, partially offset by increases in industrial and medical markets. Segment operating earnings before corporate and shared services charges increased $3.8 million, primarily from timing of flood insurance recoveries in the second quarter 2012 in excess of costs incurred.

EMS second quarter 2012 sales increased $6.9 million, or 10%, from the first quarter of 2012. Sales demand increased primarily in the communications, industrial and medical markets, partially offset by lower sales into the defense and aerospace market. The second quarter segment operating earnings before corporate and shared services charges increased $5.6 million from the first quarter, primarily from timing of flood insurance recoveries in excess of costs incurred and higher sales.

Conference Call
As previously announced, the Company has scheduled a conference call on Tuesday, July 24, 2012 at 11:00 a.m. EDT.  Those interested in participating may dial 800-230-1951 (612-332-0932, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Tuesday, July 24, 2012 through 11:59 p.m. EDT on Tuesday, July 31, 2012. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 254229.  Also, please note that a live audio webcast of the conference call will be available and can be accessed directly from the Web sites of CTS Corporation www.ctscorp.com, StreetEvents www.streetevents.com, Netscape netscape.aol.com, Compuserve www.compuserve.com and others.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation: changes in the economy generally and in respect to the businesses in which CTS operates; unanticipated issues in integrating acquisitions; rapid technological change; general market conditions in the automotive, communications and computer industries, as well as conditions in the industrial, defense and aerospace and medical markets; reliance on key customers; unanticipated natural or other events such as the Japan earthquake and floods in Thailand; the ability to protect our intellectual property; pricing pressures and demand for our products; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geographical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the Securities and Exchange Commission available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:        Thomas A. Kroll, Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone 574-523-3800  FAX 574-293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 1	July 3	July 1	July 3
	2012	2011	2012	2011

Net sales	$ 154,294	$ 146,919	$ 301,263	$ 298,437

Costs and expenses:
Cost of goods sold	128,356	119,051	253,276	241,409
Insurance recovery for business interruption	(7,423)	-	(11,050)	-
Selling, general and administrative expenses	19,378	18,057	38,782	36,429
Research and development expenses	5,131	4,590	11,240	9,619
Insurance recovery for property damage	-	-	(1,769)	-
Restructuring charge	3,139	694	3,139	694

Operating earnings	5,713	4,527	7,645	10,286

Other (expense) / income:
Interest expense, net	(159)	(235)	(369)	(531)
Other (expense) / income	(1,041)	743	(466)	1,873
Total other (expense) / income	(1,200)	508	(835)	1,342

Earnings before income taxes	4,513	5,035	6,810	11,628

Income tax expense	1,212	903	1,226	2,380

Net earnings	$ 3,301	$ 4,132	$ 5,584	$ 9,248

Net earnings per share:
Basic	$ 0.10	$ 0.12	$ 0.16	$ 0.27

Diluted	$ 0.10	$ 0.12	$ 0.16	$ 0.26

Cash dividends declared per share	$ 0.035	$ 0.03	$ 0.070	$ 0.06

Average common shares outstanding:
Basic	34,022	34,375	34,064	34,334

Diluted	34,574	35,025	34,647	35,050

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Earnings per Share

The following table reconciles GAAP diluted earnings per share to adjusted earnings per share for the Company:

	Three Months Ended		Six Months Ended
	July 1	July 3	July 1	July 3
	2012	2011	2012	2011

GAAP diluted earnings per share	$ 0.10	$ 0.12	$ 0.16	$ 0.26
Tax affected charges to reported diluted
loss per share:
Restructuring and related charges	0.08	0.01	0.08	0.01
Additional legal costs	-	0.01	-	0.01
Adjusted earnings per share	$ 0.18	$ 0.14	$ 0.24	$ 0.28

Additional Information

The following table includes other financial information not presented in the preceding financial statements.

	Three Months Ended		Six Months Ended
$ In thousands	July 1	July 3	July 1	July 3
Expense	2012	2011	2012	2011
Depreciation and Amortization	$ 4,856	$ 4,365	$ 9,646	$ 8,766
Equity Based Compensation	957	1,181	2,171	2,361

Non-GAAP financial measures are discussed below.

OTHER SUPPLEMENTAL INFORMATION
(continued)

Non-GAAP Financial Measures

Adjusted earnings per share is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is diluted earnings per share.

CTS adjusts for this item because they are discrete events which have a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance.
CTS uses an adjusted earnings per share measure to evaluate overall performance, establish plans and perform strategic analysis.  Using this measure avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance.  Because this measure is based on the exclusion or inclusion of specific items, they may not be comparable to measures used by other companies which have similar titles.  CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies.  CTS believes that this measure is useful to its management, investors and stakeholders in that it:

- provides a truer measure of CTS' operating performance,
- reflects the results used by management in making decisions about the business, and
- helps review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings
Segment operating earnings is a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings.  Segment operating earnings exclude the effects of restructuring and restructuring-related charges when they are incurred by the Company.  Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	July 1	December 31,
	2012	2011

Cash and cash equivalents	$ 83,039	$ 76,412
Accounts receivable, net	90,604	88,345
Inventories	78,664	92,540
Other current assets	24,083	26,089
Total current assets	276,390	283,386

Property, plant & equipment, net	91,171	84,860
Other assets	122,528	112,569

Total Assets	$ 490,089	$ 480,815

Notes payable and current portion
of long-term debt	$ -	$ -
Accounts payable	66,477	80,468
Other accrued liabilities	42,901	43,769
Total current liabilities	109,378	124,237

Long-term debt	97,000	74,400
Other obligations	18,241	18,881

Shareholders' equity	265,470	263,297

Total Liabilities and
Shareholders' Equity	$ 490,089	$ 480,815